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                                     EXHIBIT 99.1



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FOR IMMEDIATE RELEASE:

CONTACT:  Brian Bender                  Michael Newman
          Chief Financial Officer       Investor Relations Consultant
          Egghead, Inc.                 Fi. Comm. Ltd.
          (509)-891-4851                (800)-790-0569

                         EGGHEAD SELLS CGE BUSINESS DIVISION

SPOKANE, Wash.--March 25, 1996--Egghead Inc. (NASDAQ: EGGS) today announced the sale of its Corporate, Government and Educational (CGE) division to Software Spectrum, Inc. (NASDAQ: SSPE). The sale of the CGE division means that Egghead can focus on developing its core retail business.

The purchase price for the CGE division is $45 million in cash, which does not include CGE's current receivables and inventory that Egghead intends to liquidate in an orderly manner, resulting in total cash proceeds of approximately $90 million.

Egghead's CGE operations include 350 staff employed in field sales and at the call center, licensing, purchasing, credit and administrative functions in Spokane. Software Spectrum intends to maintain the CGE business in Spokane and will lease Egghead's call center facility for an initial three-year period.

For fiscal year 1995, the CGE division generated revenues of $429 million, or 50% of Egghead's total revenues of $863 million. For the first nine months of fiscal 1996, CGE had revenues of $275 million, or 47% of the Company's total revenues of $582 million.

"We are pleased to complete this very logical transaction," stated Terry Strom, President and Chief Executive Officer. "For Egghead, this transaction means that we can focus our expertise and resources on the core retail business, for which we believe there is strong growth potential."

"Software Spectrum has always specialized in outbound sales to corporations. I am sure they will do an outstanding job of providing quality sales and support to the many fine customers that Egghead has served over the years."

"Since their first store opened in 1985, Egghead has been a pioneer in the retail software market," said Judy Sims, chairman and CEO of Software Spectrum. "This transaction will allow them to more quickly and easily continue that tradition by executing their new state-of-the-art vision for retailing PC software."

Consummation of this transaction is subject to Hart-Scott-Rodino review and other customary closing conditions. The closing is expected to occur by May 31, 1996. Neither company's shareholders are required to approve the transaction.

Egghead, Inc. is a leading retailer of computer software, with 164 retail stores located throughout the country and corporate offices located in Spokane.